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                                                                   EXHIBIT 10.42

                            Educational Medical, Inc.
                            1327 Northmeadow Parkway
                                    Suite 132
                                Roswell, GA 30076



                                                      December 31, 1992


Mr. Gary D. Kerber
Educational Medical, Inc.
1327 Northmeadow Parkway
Suite 132
Roswell, GA 30076

                Re:  Employment Agreement

Dear Mr. Kerber:

         The following are the revised terms of your employment as President and Chief Executive Officer of Educational Medical, Inc. (the "Company"). These revised terms, all of which are included in this Revised Agreement, are effective immediately.

                  1. Term; Residence; Duties. You will serve as the President and Chief Executive Officer of the Company until your employment is terminated as provided below (the "Employment Period"). During the Employment Period you will devote substantially all of your time to the duties provided for under the terms of this Revised Agreement.

         As President and Chief Executive Officer of the Company, you shall have such duties as are delegated by the By-laws of the Company or are assigned to you by the Board of Directors of the Company, provided that such duties shall be reasonably consistent with those duties (x) assigned to the President and Chief Executive Officer of organizations comparable to the Company and (y) assigned to you by the Board of Directors prior to the date of this Revised Agreement. In connection with the performance of your duties, the Company will supply you with services and facilities reasonably appropriate to such duties and your position. The Company agrees that it will maintain its headquarters in the metropolitan Atlanta area, where you will maintain you principle office.

                 2. Salary. Your salary will be $160,000 per year as of March 21, 1992. Your salary will be reviewed by the Company's Board of Directors on an annual basis prior to the end of each fiscal year, with the next such review to occur prior to the end of fiscal 1992 (March 31, 1993). In
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Gary D. Kerber
December 31, 1992
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connection with such reviews your salary will be subject to increase as of the beginning of the next fiscal year at the sole discretion of the Board of Directors (e.g., April 1, 1993 in the case of the review conducted prior to March 31, 1993).

                 3. Incentive Compensation. You will propose an appropriate incentive plan for yourself and the other executive officers of the Company (the "Incentive Plan(s)") to the Board of Directors for each fiscal year no later than 30 days after it begins or such latter date as you and the Board of Directors may agree. Concurrently or prior to the submission of the Incentive Plan(s) you will submit a proposed budget for the applicable fiscal year to the Board of Directors. The Board of Directors will promptly consider the proposed Incentive Plan(s), and approve them or propose alternative incentive compensation within 30 days of receipt of your recommendations. No Incentive Plan(s) shall be implemented without the approval of the Board of Directors or its designated representative.

                 4. Vacation. During the term of this Revised Agreement, you shall be entitled to four (4) weeks of annual vacation. The time for which you will be absent from the office shall be at your sole discretion, provided such time is compatible with reasonable needs of the Company.

                 5. Insurance. In addition to the compensation provided in the foregoing provisions of this Revised Agreement, the Company agrees to continue to provide you with a term life insurance contract insuring your life in the principal amount of Five Hundred Thousand Dollars ($500,000) Dollars, as currently in effect. You or your designee shall be owner/beneficiary thereof. Notwithstanding the foregoing, if the Company is unable to obtain term life insurance on your life at a normal and customary cost thereof for a male of your age, then this provision and the obligation of the Company hereunder shall be limited to a contribution toward the payment of such premium of the amount of such customary fees and expenses (the "Company Funded Premium"). At your election, the Company Funded Premium may be applied toward such lesser amount of term life insurance as it may procure.
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Gary D. Kerber
December 31, 1992
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                 6.  Fringe and Medical Benefits.  You, your spouse and your children will be entitled to reasonable medical insurance benefits, including up to an aggregate of $5,000 of annual unallocated reimbursements for medically related expense ("Unallocated Reimbursements"); any unused amounts may be carried forward to subsequent years. You shall be eligible to participate in the Company's stock option and other benefit programs. In addition, the Company may provide such fringe benefits to you, either through direct payments by the Company or by reimbursement, as the Company may determine from time to time.

                 7. Disability. In the event of disability, the Company either directly, through insurance or a combination of both, will provide you with payments equal to the salary provided for in this Revised Agreement through the end of the first three months of such disability. In any event, the Company shall maintain in force the current disability policy or, in the event of cancellation, a substantially similar policy if available on reasonable terms, providing in each case for continuation through your sixty-fifth birthday of disability payments in an amount substantially equivalent to your annualized compensation at the time such disability occurs. The obligations of the Company pursuant to this Section 7 shall continue regardless of whether the Company elects to terminate the Employment Period as provided in Section 8 of this Revised Agreement on account of such disability. For purposes of this Revised Agreement disability means a reasonable determination by the Board of Directors of the Company based on reasonable medical evidence, that you are physically incapable of substantially performing your obligations pursuant to the terms of this Revised Agreement, provided that a determination by the issuer of any disability policy described in this Section 7 that you are "disabled" pursuant to the provisions of such policy shall be conclusive evidence of such disability for purposes of this Revised Agreement.

                 8. Termination. You may terminate the Employment Period by at least 30 days' prior notice to the
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Gary D. Kerber
December 31, 1992
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Company. The Company may terminate the Employment Period for cause, which shall mean (a) your death, (b) your disability that prevents you from performing your obligations to the Company for any three (3) consecutive months; (c) acts of serious moral turpitude; gross negligence in connection with the performance of your duties as provided for in this Revised Agreement; fraud; the imposition of any sanctions against you by regulatory agencies governing the Company or you with respect to the business of the Company; or a material violation by you of any of the rules and regulations contained in the By-Laws of the Company relating to your duties. The Board of Directors may make a preliminary determination that Cause (a "Preliminary Determination of Cause") exists at any time. If a Preliminary Determination of Cause is made, the Board of Directors, in its absolute discretion, may suspend you, with full pay, from all offices provided for in this Agreement pending a Final Determination of Cause as described in the next sentence. If the Board of Directors makes a Preliminary Determination of Cause, you shall be notified of such determination in writing within 24 hours after such determination is made, such notice to specifically identify the basis for such determination, and scheduling a special meeting of the Board of Directors at which you may appear for purposes of considering whether Cause for Termination exists (a "Final Determination of Cause'). A Final Determination of Cause shall only be made by the Company's Board of Directors at a meeting duly called, with respect to which you shall have been given (i) reasonable written notice as described above, specifying in reasonable detail the basis for the charge that cause for termination exists and (ii) a reasonable opportunity to contest such charge.

         In the event of termination by the Company without cause you will be entitled to a termination payment (the "Termination Payment") equal to the greater of (X) $160,000 or (Y) the amount of compensation paid to you or accrued to your benefit for the fiscal year last ending prior to the date of such termination, less the amount of bonus included in such compensation, times a fraction, the denominator of which is 12 and the numerator of which is six, if the Final Determination
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Gary D. Kerber
December 31, 1992
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of Cause occurs prior to April 1, 1993, and thereafter six plus 1 for each additional fiscal year you are employed by the company pursuant to this Agreement or any amendments to it. For example, if you are still employed pursuant to this Agreement as of April 1, 1993, the numerator of such fraction would be 7 and would increase to 8 as of April 1, 1994. The increases in the numerator of the fraction provided for in prior two sentences shall be limited, however, so that such numerator shall never exceed 12.

                 9. Continued Applicability of Prior Agreement. The Non-Competition, Non-Disclosure and Proprietary Information Agreement dated March 31, 1988 between you and the Company, a copy of which is attached to this Revised Agreement as Exhibit 2, is specifically reaffirmed and incorporated into this Revised Agreement by reference.

                 10. Governing Law. This Revised Agreement shall be governed by, and construed in accordance with (a) the laws of the State of New York applicable to contracts made and to be performed wholly therein, and (b) the laws of the State of Delaware applicable to corporations organized under the laws of such state.

                 11. Entire Agreement. This Revised Agreement and the agreements referred to in it contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previously written or oral negotiations, commitments, representations, and agreements.

                 12. Counterparts. This Revised Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                 13. Amendments. This Revised Agreement, or any provisions hereof, may not be amended, changed or modified without the prior written consent of each of the parties hereto.
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Gary D. Kerber
December 31, 1992
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         If the foregoing confirms your understanding of our agreements concerning your employment by the Company, please so indicate by signing in the space provided below and return a signed copy to us.

                                            Very truly yours,

                                            EDUCATIONAL MEDICAL, INC.

[SEAL]                                      By:
                                                --------------------------------
                                                Morris C. Brown,
                                                Secretary




Confirmed and Agreed to:


- -----------------------------------
Gary D. Kerber